Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Super Group (SGHC) Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, of no par value per share (“Ordinary Shares”)	Other	43,312,150(2)	$4.10(4)	$177,363,254.25(4)	0.0000927	$16,441.57

Equity	Ordinary Shares	Other	4,812,460(3)	$3.48(5)	$16,750,970.15(5)	0.0000927	$1,552.81

Total Offering Amounts					$197,070,277.95		$18,268.41

Total Fee Offsets							—

Net Fee Due							$18,268.41

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional Ordinary Shares which may become issuable by reason of any share split, share dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of outstanding shares of the Registrant’s Ordinary Shares.

(2)

Represents Ordinary Shares reserved for issuance under the Super Group (SGHC) Limited 2021 Equity Incentive Plan (the “2021 Plan”). The number of Ordinary Shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, through and including January 1, 2031, in an amount equal to the lesser of (a) 3% of the total number of Ordinary Shares outstanding on December 31st of the preceding calendar year and (b) a lesser number of Ordinary Shares as may be determined by the Registrant’s board of directors prior to the date of the increase.

(3)

Represents Ordinary Shares reserved for issuance under the Super Group (SGHC) Limited 2021 Employee Share Purchase Plan (the “ESPP”). The number of Ordinary Shares reserved for issuance under the ESPP will automatically increase on January 1 of each year, through and including January 1, 2031, by the lesser of (a) 1% of the total number of Ordinary Shares outstanding on December 31st of the preceding calendar year, (b) 7,000,000 Ordinary Shares, or (c) such lesser number of Ordinary Shares as may be determined by the Registrant’s board of directors, provided that in no event may more than 63,000,000 Ordinary Shares be issued under the ESPP in the aggregate. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.

(4)

Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices of Ordinary Shares as reported on the New York Stock Exchange on July 15, 2022.

(5)

Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices of Ordinary Shares as reported on the New York Stock Exchange on July 15, 2022 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.